SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G/A

(Rule 13d-102)

(Amendment No. 1)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Complete Genomics, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

20454K104

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒Rule 13d-1(d)

CUSIP No. 20454K104	13G/A	Page 2 of 19

1	NAME OF REPORTING PERSONS Pyxis Long/Short Healthcare Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 3 of 19

1	NAME OF REPORTING PERSONS Pyxis Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 4 of 19

1	NAME OF REPORTING PERSONS Strand Advisors XVI, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 5 of 19

1	NAME OF REPORTING PERSONS Cummings Bay Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 6 of 19

1	NAME OF REPORTING PERSONS Cummings Bay Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 7 of 19

1	NAME OF REPORTING PERSONS Highland Capital Management Services, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 8 of 19

1	NAME OF REPORTING PERSONS Highland Crusader Offshore Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,771**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 124,771**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,771**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%**
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 9 of 19

1	NAME OF REPORTING PERSONS Highland Crusader Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 124,771**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 124,771**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,771**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%**
12	TYPE OF REPORTING PERSON* HC, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 10 of 19

1	NAME OF REPORTING PERSONS Highland Crusader GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 124,771**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 124,771**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,771**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 11 of 19

1	NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 684,987**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 684,987**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 684,987**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 12 of 19

1	NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 684,987**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 684,987**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 684,987**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 20454K104	13G/A	Page 13 of 19

1	NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 684,987**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 684,987**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 684,987**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%**
12	TYPE OF REPORTING PERSON* HC, IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

SCHEDULE 13G/A

This Amendment No. 1 to Schedule 13G (this “Amendment”) is being filed on behalf of Pyxis Long/Short Healthcare Fund, a series of Pyxis Funds I, a Delaware statutory trust (the “Long/Short Fund”), Pyxis Capital, L.P., a Delaware limited partnership (“Pyxis”), Strand Advisors XVI, Inc., a Delaware corporation (“Strand XVI”), Cummings Bay Capital Management, L.P., a Delaware limited partnership (“Cummings Bay Management”), Cummings Bay Capital Management GP, LLC, a Delaware limited liability company (“Cummings Bay GP”), Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”), Highland Crusader Offshore Partners, L.P., a Bermuda limited partnership (“Highland Crusader”), Highland Crusader Fund GP, L.P., a Delaware limited partnership (“Highland Crusader Fund GP”), Highland Crusader GP LLC, a Delaware limited liability company (“Highland Crusader GP”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”). This Amendment modifies the original Schedule 13G filed with the Securities and Exchange Commission on January 13, 2012 (the “Original 13G”) by the Reporting Persons.

Brad Ross is the President of Strand XVI, and James D. Dondero is the President of Highland Services and Strand. Strand XVI is the general partner of Pyxis. Pyxis is the investment advisor to the Long/Short Fund. Highland Services is the sole member of Cummings Bay GP. Cummings Bay GP is the general partner of Cummings Bay Management. Cummings Bay Management is the sub-advisor to the Long/Short Fund. Strand is the general partner of Highland Capital. Highland Capital is the sole member of Highland Crusader GP and the investment advisor to Highland Crusader and certain other private investment funds (together with Highland Crusader, the “Private Funds”). Highland Crusader GP is the general partner of Highland Crusader Fund GP. Highland Crusader Fund GP is the general partner of Highland Crusader. This Amendment relates to shares of Common Stock, $0.001 par value (the “Common Stock”), of Complete Genomics, Inc., a Delaware corporation (the “Issuer”), held by the Long/Short Fund and the Private Funds.

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

Item 2(b) of the Original 13G is hereby amended and restated to read as follows:

     For all Filers:

     300 Crescent Court, Suite 700

     Dallas, Texas 75201

Item 4	Ownership.

Item 4 of the Original 13G is hereby amended and restated to read as follows:

(a)	The Long/Short Fund, Pyxis, Strand XVI, Cummings Bay Management, Cummings Bay GP and Highland Services may be deemed the beneficial owners of the 0 shares of Common Stock.

Highland Crusader may be deemed the beneficial owner of 124,771 shares of Common Stock held through currently exercisable warrants. Highland Crusader Fund GP and Highland Crusader GP may be deemed the beneficial owners of the 124,771 shares of Common Stock held by Highland Crusader.

Highland Capital, Strand and Mr. Dondero may be deemed the beneficial owners of the 684,987 shares of Common Stock held by the Private Funds.

(b)	The Long/Short Fund, Pyxis, Strand XVI, Cummings Bay Management, Cummings Bay GP and Highland Services may be deemed the beneficial owners of 0.0% of the outstanding shares of Common Stock.

Highland Crusader, Highland Crusader Fund GP and Highland Crusader GP may be deemed the beneficial owners of 0.4% of the outstanding shares of Common Stock. This percentage was determined by dividing 124,771, the number of shares of Common Stock held directly by Highland Crusader, by 34,488,711, the number of shares of Common Stock outstanding as of October 31, 2012, according to the Issuer’s Form 10-Q filed on November 9, 2012 with the Securities and Exchange Commission.

Highland Capital, Strand and Mr. Dondero may be deemed the beneficial owners of 2.0% of the outstanding shares of Common Stock. This percentage was determined by dividing 684,987, the number of shares of Common Stock held directly by the Private Funds directly and through currently exercisable warrants, by 34,488,711, the number of shares of Common Stock outstanding as of October 31, 2012, according to the Issuer’s Form 10-Q filed on November 9, 2012 with the Securities and Exchange Commission, plus the number of currently exercisable warrants it owns.

(c)	The Long/Short Fund, Pyxis, Strand XVI, Cummings Bay Management, Cummings Bay GP and Highland Services have the power to vote and dispose of 0 shares of Common Stock.

Highland Crusader has the sole power to vote and dispose of the 124,771 shares of Common Stock held directly. Highland Crusader Fund GP and Highland Crusader GP have the shared power to vote and dispose of the 124,771 shares of Common Stock held by Highland Crusader that it may obtain through the exercise of warrants.

Highland Capital, Strand and Mr. Dondero have the shared power to vote and dispose of the 684,987 shares of Common Stock held by the Private Funds, including the shares of Common Stock that it may obtain through the exercise of warrants.

Item 5	Ownership of Five Percent or Less of a Class.

Item 5 of the Original 13G is hereby amended and restated to read as follows:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following    ☒.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2013

PYXIS FUNDS I, on behalf of its series Pyxis
Long/Short Healthcare Fund

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Executive VP and Secretary

PYXIS CAPITAL, L.P.

By:	Strand Advisors XVI, Inc., its general partner

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Secretary

STRAND ADVISORS XVI, INC.

	By:	/s/ Ethan Powell
	Name:	Ethan Powell
	Title:	Secretary

CUMMINGS BAY CAPITAL MANAGEMENT, L.P.

By:	Cummings Bay Capital Management GP, LLC,
its general partner

By:	Highland Capital Management Services, Inc.,
its sole member

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

CUMMINGS BAY CAPITAL MANAGEMENT GP, LLC

By:	Highland Capital Management Services, Inc.,
its sole member

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.

By:	Highland Crusader Fund GP, L.P., its general partner

By:	Highland Crusader GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CRUSADER FUND GP, L.P.

By:	Highland Crusader GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CRUSADER GP, LLC

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

STRAND ADVISORS, INC.

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

/s/ James D. Dondero
James D. Dondero